Exhibit 21.1

21.1	Subsidiaries of MetaWorks Platforms, Inc.

CurrencyWorks USA Inc., Nevada corporation

EnderbyWorks LLC, Delaware limited liability company

Motoclub LLC, Delaware limited liability company